Exhibit 99.1

FOR 4:45 P.M. RELEASE – MAY 23, 2005

CONTACT:	Louis J. Beierle, First Vice President, Investor Relations
Hudson City Bancorp, Inc.
West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	ljbeierle@hcsbnj.com

HUDSON CITY BANCORP, INC. ANNOUNCES RESULTS OF THE SUBSCRIPTION OFFERING PORTION OF ITS SECOND STEP CONVERSION

Paramus, New Jersey, May 23, 2005 - Hudson City Bancorp, Inc. (the “Company”) (NASDAQ: HCBK), the mid-tier holding company that owns Hudson City Savings Bank, announced today that the subscription offering portion of its second step conversion concluded on May 19, 2005. More than 29,500 orders from depositors were received in the subscription offering, totaling approximately 135.6 million shares.

As previously announced, the Company has commenced a syndicated offering to sell shares not subscribed for in the subscription offering to the general public at $10.00 per share. The syndicated offering is expected to conclude on or about June 2, 2005. Lehman Brothers is acting as global coordinator and sole book-running manager and Ryan Beck & Co., Inc. is acting as joint lead manager for the syndicated offering, which is being conducted on a best efforts basis.

The Company also announced today that the aggregate purchase limitation applicable to investors acting together with other investors has been increased from 3 million shares to 10 million shares. The individual investor purchase limitation of 1 million shares remains unchanged.

Subject to market conditions, independent appraiser review and regulatory approval, the Company expects to sell in the aggregate between 361,250,000 shares, which is the minimum of the offering range set forth in the Prospectus dated May 10, 2005, and 425,000,000 shares, which is the midpoint of the offering range, in both the subscription offering and the syndicated offering.

The completion of the offering remains subject to (1) approval of the conversion by the Company’s stockholders and the depositors of Hudson City Savings Bank, (2) final approval from the Office of Thrift Supervision to complete the conversion and offering, including approval of an updated appraisal and (3) the sale of at least 361,250,000 shares of common stock.

The Company maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is the largest savings bank based in New Jersey. Hudson City Savings currently operates 85 full-service branches throughout New Jersey and in Suffolk County, NY, and has 1,000 full-time employees. The Federal Deposit Insurance Corporation insures Hudson City Savings’ deposits.

You may obtain the prospectus for the offering free of charge from the SEC through their website, www.sec.gov. In addition, documents that we file with the SEC are made available free of charge through our website, www.hcbk.com, as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC.

This release contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about the proposed second step conversion and the number of shares to be sold in the related stock offering, which may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic and market conditions, legislative and regulatory conditions, changes in interest rates that adversely affect Hudson City Bancorp’s interest rate spread, changes in deposit flows, loan demand or real estate values and other economic, governmental, competitive, regulatory and technological factors that may affect Hudson City Bancorp’s operations. Additional factors that could cause the actual number of shares sold in the offering to differ materially from the estimate above include, but are not limited to, delays in completing the conversion and offering and changes in the securities markets generally and in the trading markets for securities of banks and thrift institutions.

This release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by a prospectus (and, in the case of the subscription offering, an accompanying stock order form). The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.